Exhibit 10.15

OFFICE SHARING AGREEMENT

This Independent Contractor’s Agreement (this “Agreement”), is entered into as of November 1, 2015 (the “Effective Date”), by and between Merriman Capital, Inc., a California corporation (“Merriman”), and Mariel Advisors, LLC, a New York based company (“Mariel Advisors”).

RECITALS

Merriman occupies space at 135 East 57th Street, 24th Floor, New York, NY 10022 (the “Premises”);

WHEREAS, Mariel Advisors desires to occupy, and Merriman desires to make available for the use of Mariel Advisors, certain space in the Premises provided for herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Merriman and Mariel Advisors agree as follows:

1.	SPACE AND SHARED SPACE ACCESS.

a.	Space. Mariel Advisors shall have use of a portion of the Premises consisting of one office as shown on the plan attached as Exhibit A (the “Mariel Advisors Premises”).
b.	Shared Space. Mariel Advisors shall have reasonable nonexclusive use on the terms provided for herein of the kitchen, conference rooms, rest rooms, stairways, elevators, lobby and like common areas made available by Merriman’s landlord to Merriman. Mariel Advisors agrees to consult with Merriman regarding scheduling of conference rooms and cooperate in good faith to minimize disruption to Merriman’s business from such use.
c.	Term. The term of this Agreement (“Term”) shall commence immediately, Mariel Advisors shall have access to the Mariel Advisors Premises from and after the Effective Date. The Term shall be month-to-month but shall terminate on October 31, 2016, unless sooner terminated (the “Termination Date”). If the master lease of Merriman covering the Premises shall be terminated prior to the Termination Date, this Agreement shall terminate concurrently.
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2.	SUPPORT AND COSTS.

Mariel Advisor shall pay the Usage Fee (as defined below) for the Mariel Advisors Premises monthly in cash. Merriman will cooperate with Mariel Advisors regarding the provision of phone service and any additional data services at Mariel Advisors expense. Mariel Advisors shall be entitled to janitor service and use of lighting and electricity in the premises at no extra charge. Mariel Advisors shall be entitled to use of heating and air conditioning in the premises during normal business hours set by Merriman's landlord at no extra charge. If Mariel Advisors requests heating or air conditioning outside of such normal business hours which results in extra charges to Merriman, Mariel Advisors shall repay such amount charged by landlord to Merriman. Merriman will cooperate with Mariel Advisors regarding the provision of building IDs at Mariel Advisors' expense.

3.	CONSIDERATION

a.	Mariel Advisors shall pay to Merriman $3000 per month for use of the Mariel Advisors Premises from and after the Effective Date (the “Usage Fee”). Merriman shall make additional offices available to Mariel Advisors as needed, at the rate of $3,000 per month per office, and $1000 per month per workstation assuming Merriman has space available. The Usage Fee for any month, except as contemplated by Section 3b below, must be paid by Mariel Advisors to Merriman by the last day of the prior month.
b.	Mariel Advisors agrees to pay Merriman $5000 for use of the Mariel Advisors Premises from November 1, 2015 to November 31, 2015 (the “Initial Payment”) plus security deposit of $2000, which represents difference between $1000 deposit received in May, 2015 and additional $2000 required for new office space. The Initial Payment shall be paid by Mariel Advisors to Merriman on or before the Effective Date.
c.	Except as specifically provided in Section 2 above, all amounts due to Merriman shall be paid in the form of cash.

4.	INDEPENDENCE; NO PARTNERSHIP OR AGENCY.

Mariel Advisors agrees that nothing contained herein shall create a partnership, joint venture, agency or employment relationship between Merriman and Mariel Advisors and agrees not to represent or hold itself out to third parties as being in such a relationship with Merriman.

5.	TERMINATION.

Either party may terminate this Agreement by providing the other party with thirty (30) days written notice of intent to terminate this Agreement. If the master lease of Merriman covering the Premises shall be terminated prior to the Termination Date, this Agreement shall terminate concurrently, and within 2 weeks of such termination, Merriman shall return to Mariel Advisors a pro-rated amount for Usage Fee that represents the portion of time, already paid for, that Mariel Advisors did not have use of the Mariel Advisors Premises less the value of any damage done to Merriman property by Mariel Advisors during Mariel Advisors’ use of the Mariel Advisors Premises. Regardless of reason, upon termination of this Agreement, Mariel Advisors shall immediately return to Merriman all keys and security passes that provide Mariel Advisors access to Merriman’s premises that are in his possession or control.

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6.	ASSIGNMENT AND TRANSFER

The services contracted hereunder are personal and dependent upon the qualifications of the parties hereto and no party’s rights or obligations under this Agreement shall be transferable (or delegable) by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

7.	CONFIDENTIAL INFORMATION, CONSENT TO INJUNCTIVE RELIEF, RETURN OF PROPERTY

a.	Confidential Information. Both during and after the Term, each party shall do all things necessary to maintain and safeguard the confidentiality of the “Confidential Information” (as defined below) of the other party, and of the other party’s current and future parent entities, affiliates and subsidiaries. “Confidential Information” is defined herein, as nonpublic information including all records (whether original, duplicated, computerized, memorized, handwritten, or in any other form) concerning the nature and business of Merriman or Mariel Advisors, as applicable, its parent or affiliated companies’ business including, but not limited to, trading and capital markets practices, procedures, techniques, methods and strategies, memoranda, the names, addresses, and any other nonpublic information regarding the relevant party’s or its parent’s or affiliated companies’ clients, including financial arrangements with its or his employees and consultants, its or his parent or affiliated companies’ notes, brochures, telephone directories, rolodexes, files, documents, reports, manuals, samples, computers, computer hardware, computer software, technical specifications, and other nonpublic material relating to its or his business, its or his parent or affiliated companies’, operational methods, technical processes, formulae, inventions, research projects and marketing materials and information, including all secret and proprietary information of Merriman or Mariel Advisors, its or his parent or affiliated companies; provided, however, the foregoing shall not prohibit disclosures (i) pursuant to the exercise of either party’s responsibilities under this Agreement or by Mariel Advisors in connection with any assignment on behalf of a client of Mariel Advisors or Merriman; (ii) required by law or legal process; or (iii) of matters which become public other than by the actions of the recipient of information hereunder. If any party hereto is required to make a disclosure pursuant to the provisions of clause (ii) above, such party shall promptly notify the other party and, at the notified party’s expense, the notifying party will cooperate with the notified party to the extent reasonably required to obtain a protective order regarding the notified party’s Confidential Information.
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b.	Each party agrees that all Confidential Information of a disclosing party is such party’s property. Each party agrees that it will not use the Confidential Information disclosed by the other party except for the sole purpose of concluding business agreed to under this Agreement.

c.	Consent to Injunctive Relief. In the event either party breaches any provision contained in this Section 7 the other party agrees that the non-breaching party will be entitled to injunctive relief (in addition to any and all other available remedies). Each party recognizes that in the event of any such breach, the other party will suffer immediate and irreparable harm and that money damages will not adequately compensate the non-breaching party or adequately -protect and preserve the status quo. Therefore, each party consents to the issuance of a temporary restraining order or a preliminary or permanent injunction should a party breach any provision of this Section 7.

8.	ARBITRATION

a.	Except as contemplated by Section 7, any controversy or claim arising out of or relating to this Agreement, the breach hereof, shall be settled by arbitration to be held in the New York, New York, in accordance with and through the rules of the American Arbitration Association, and the award rendered by the arbitrator(s) shall be final and binding and may be enforced in any court of competent jurisdiction. For the case of enforcement of the award, both parties expressly agree not to: (i) contest the judgment or request the nullity or annulations of the arbitrator(s) award, or institute any action with that purpose, (ii) recuse the court without cause, (iii) request that the executing party post a bond for costs. The validity of this provision shall be severable from that of this Agreement and the lack of validity or enforceability of this Agreement shall not affect the validity or enforceability of the foregoing.

b.	EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

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c.	Mariel Advisors expressly acknowledges and agrees that the obligations set forth in this Section are necessary to protect and maintain the proprietary interests and other legitimate business interest of Merriman. If at the time of enforcement of any provision of this Agreement, a court or arbitrator shall hold that the period or scope of any disputed provision hereof is greater than permitted by applicable law, Mariel Advisors agrees that the maximum allowable period or scope that is permissible under such applicable law shall be substituted for the period or scope stated in the disputed provision, with respect to the enforcement of the particular provision then at issue. If one or more of the provisions contained in this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or void any other provision of this Agreement.

d.	Return of Documents. Regardless of reason, upon termination of this agreement, Mariel Advisors shall immediately return to Merriman all keys, security passes, documents, materials, procedural manuals, guides and similar materials, records, notebooks, computer diskettes, software and all other such repositories containing or reflecting Confidential Information, then in his possession or control, whether prepared by Mariel Advisors or by others.

9.	MISCELLANEOUS

a.	Attorney’s Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such legal proceedings from the non prevailing party or parties.

b.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to that state's conflicts of laws principals.

c.	Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

d.	Amendment. This Agreement may be amended or modified only by a writing signed by Mariel Advisors and Merriman.

e.	Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of the Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
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f.	Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against Merriman or Mariel Advisors.

g.	Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

h.	Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by the parties hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Merriman, by an officer of Merriman.

i.	Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing. and if and when sent by certified or registered mail, with postage prepaid, to Mariel Advisors’ office (as noted in Merriman’s records), or to Merriman’s principal office, as the case may be.

j.	Assistance in Litigation. Mariel Advisors, during and after the Term, upon reasonable notice from Merriman, agrees to furnish such information and assistance to Merriman as may reasonably be requested by Merriman in connection with any litigation in which it or any of its subsidiaries or affiliates is a party; provided, however, that such assistance shall be furnished at mutually agreeable times and for mutually agreeable compensation.

k.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

MERRIMAN CAPITAL, INC.

/s/ Michael Cain

Michael Cain

COO

MARIEL ADVISORS, LLC

/s/ Joseph Hernandez

(Signature)

Joseph Hernandez

Managing Member

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